Exhibit 10.32.1

$300,000 SUBORDINATED DEMAND PROMISSORY NOTE

 FOR VALUE RECEIVED, VoIP, Inc., a Texas corporation (hereinafter called "Borrower" or “Maker”), hereby promises to pay to Shawn Lewis (the “Lender” or "Holder"), the sum of three hundred thousand ($300,000) dollars, with interest accruing at the annual rate of 10%, upon demand (the "Maturity Date").  The foregoing terms shall apply to this Subordinated Demand Promissory Note (the “Note”):

ARTICLE I

GENERAL PROVISIONS

 1.1           Payment Grace Period.  Upon formal demand, the Borrower shall have a ten (10) day grace period to pay the principal and interest due under this Note.  In the event that Borrower fails to pay the principal and interest due under this Note within the applicable period, then in that event in addition to all sums due and owing under this Note, Borrower will also be required to pay the sum of seven hundred fifty thousand dollars ($750,000.00) as liquidated damages.

 1.2           Payment Terms.  The Note principal and accrued interest shall be payable upon demand, the Maturity Date.

 1.3           Interest Rate.   Interest payable on this Note shall accrue at the annual rate of eight (10%) percent per annum.

1.4           Issuance Date.  Shall be the date the Note is executed by the Borrower as set forth below.

1.5           Right to Pre-Pay.  Borrower shall have the right to pre-pay this Note at any time without penalty.

ARTICLE II

EVENT OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable in accordance with Article I, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

 2.1           Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) days after written notice to the Borrower from the Holder.

 2.2           Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made.

 2.3           Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or  apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

 2.4           Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days.

 2.5           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within 45 days of initiation.

 2.6           Failure to Deliver Replacement Note.  Borrower's failure to timely deliver if required a replacement Note.

ARTICLE III

MISCELLANEOUS

 3.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

 3.2           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: VoIP, Inc. 151 South Wymore Road, Suite 3000, Altamonte Springs FL  32714, telecopier number 407-389-3233, and (ii) if to the Holder, to the name set forth on the front page of this Note, telecopier number:

 3.3           Amendment Provision.  The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

 3.4           Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

 3.5           Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

 3.6           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

 3.7           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

 3.8           Subordination.  This Note is subordinate to the Borrower’s outstanding secured obligations.

 3.9           Legal Representation.  Both Borrower and Holder warrant and represent that the law firm of Baratta, Baratta & Aidala, LLP has acted solely as legal counsel for Borrower and that Holder has been provided with sufficient opportunity to consult with its own legal and financial advisors in connection with the transaction evidenced by this Note.

 IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer on this 29th day of March, 2007.

VOIP, INC. By:________________________________ Name: Robert Staats Title: Chief Accounting Officer

WITNESS:

_______________________________

 AGREED TO:

Shawn Lewis